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                                  EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63082) pertaining to the 1991 EZCORP, Inc. Stock Incentive Plan, the Registration Statement (Form S-8 No. 33-63078) pertaining to the EZCORP, Inc. 401(k) Plan, the Registration Statement (Form S-8 No. 333-108847) pertaining to the 1998 EZCORP, Inc. Stock Incentive Plan, and the Registration Statement (Form S-8 No. 333-122116) pertaining to the EZCORP, Inc. 2003 Incentive Plan of our report dated December 7, 2004, relating to the consolidated financial statements and schedule of EZCORP, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended September 30, 2005.

                                                           /s/ Ernst & Young LLP

Austin, Texas
December 9, 2005